Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces First Quarter Results

First Quarter As-Adjusted Continuing EPS of $0.75, up 15% over comparable 2012

Updates Full Year 2013 Guidance with New Reporting Segments

WOODLAND PARK, N.J., April 18, 2013 -- Cytec Industries Inc. (NYSE: CYT) announced today net earnings attributable to Cytec for the first quarter 2013 of $33.5 million or $0.73 per diluted share. Net sales from continuing operations were $477.4 million. Earnings from continuing operations were $8.0 million or $0.17 per diluted share. Earnings from discontinued operations were $25.9 million or $0.56 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $0.4 million or $0.01 per diluted share. Included in the quarter for continuing operations are several special items that total $26.2 million of net charges after-tax, or $0.57 per diluted share, and are outlined further in this release. Excluding these special items, earnings from continuing operations were $34.2 million or $0.75 per diluted share.

Net earnings attributable to Cytec for the first quarter of 2012 were $53.1 million or $1.14 per diluted share. Net sales from continuing operations were $378.1 million. Earnings from continuing operations were $30.2 million or $0.65 per diluted share. Earnings from discontinued operations were $23.4 million or $0.50 per diluted share. Net earnings attributable to non-controlling interests (which are associated with the discontinued operations) were $0.5 million or $0.01 per diluted share. Included in the quarter for continuing operations were several special items that totaled $0.3 million of net expense after-tax or $0.01 per diluted share. Excluding the special items, earnings from continuing operations were $30.5 million or $0.65 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “With the Coating Resins divestiture now behind us, I am extremely excited about the opportunities ahead of us as we begin operating as a new Cytec. First quarter 2013 revenue growth met our overall expectations as we anticipated a modest start to the year with stronger growth in the remaining quarters of 2013. We faced tough comparisons in Aerospace Materials that we expect to see improve as the year progresses. In addition, we experienced lower volumes combined with unfavorable product mix in both our In Process Separation and Industrial Materials segments which negatively impacted our earnings in the quarter.”

Cytec Aerospace Materials sales increased 14% to $236 million; Operating Earnings decreased to $41.5 million.

In Aerospace Materials, selling volumes increased by 4% versus the first quarter 2012 primarily driven by higher build rates in the large commercial transport and larger business jets as well as new business jet programs. Higher selling prices and acquisition related volumes increased sales by 3% and 7%, respectively.

Operating earnings of $41.5 million were down versus earnings of $43.3 million in the prior year quarter, primarily due to higher period costs related to increased manufacturing headcount versus the prior year quarter. In addition, we experienced an atypical surge in orders in the first quarter 2012 as customers were preparing to meet build rate increases in a longer lead time environment and this resulted in higher production levels and lower unit production costs versus the first quarter 2013.

Cytec Industrial Materials sales were $84 million; Operating Earnings were $2.6 million.

Sales of the Structural Materials product line were $51 million reflecting the challenging European demand environment which impacted the high performance automotive and motorsports markets. Included in Structural Materials is $12 million of sales related to the distribution product line which is in the process of being divested. Sales in the Process Materials (vacuum bagging) product line were $33 million which reflected improving sales into the wind energy market.

Operating earnings were $2.6 million for the quarter and fell below our expectation primarily due to unfavorable product mix within process materials and lower selling volumes in structural composites. In addition, we incurred $0.8 million of one-time costs associated with exiting a distributor agreement and other head-count reductions.

Cytec In Process Separation sales decreased 3% to $89 million; Operating Earnings decreased to $16.7 million.

In Process Separation selling volumes decreased by 4% versus the first quarter of 2012 mostly due to a weaker alumina market. The business also experienced lower metal extractant sales mostly due to order timing. Higher selling prices increased sales by 1%.

Operating earnings were $16.7 million versus $22.9 million in the prior year quarter, partly due to lower selling volumes and less favorable product mix. In addition, manufacturing and commercial costs are higher in anticipation of increased revenue growth as the year progresses. These unfavorable impacts were partially offset by higher selling prices.

Cytec Additive Technologies sales increased 1% to $69 million; Operating Earnings increased to $8.0 million.

In Additive Technologies, overall selling volumes were up 2% versus the first quarter 2012 primarily due to higher demand for polymer additive products in Europe related to demand improvement in the agricultural film market and general demand improvement for differentiated technologies in North American markets. This was partially offset by lower selling volumes for specialty additive products in Europe and North America. Changes in the selling prices and the overall impact of exchange rates on sales were essentially flat versus the prior year quarter.

Operating earnings of $8.0 million were up versus $6.4 million in the first quarter of 2012, mostly due to higher selling volumes in the polymer additive product line, favorable product mix, and lower raw material costs.

Corporate and Unallocated

For the three months ended March 31, 2013, continuing costs previously allocated to Coating Resins but now included as part of corporate and unallocated were $12.2 million. For the three months ended March 31, 2012, these costs were $17.2 million.

Sale of Coating Resins

On April 3, 2013, we completed the previously announced sale of the Coating Resins business to Advent International for a total value of $1,133 million, including assumed liabilities subject to final working capital and other customary adjustments.

Special Items

In the first quarter of 2013 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $40.0 million ($26.2 million expense after-tax) as follows:

•

Included in Corporate and Unallocated, principally in Administrative and general, are pre-tax net charges of $0.6 million ($0.5 million after-tax or $0.01 per diluted share) primarily related to initiatives to reduce stranded costs resulting from the sale of Coating Resins, personnel reductions in the acquired Umeco business, and costs associated with the intended divestiture of the Industrial Materials Distribution product line.

•

Included in Corporate and Unallocated, in Loss on early extinguishment of debt, is a pre-tax charge of $39.4 million ($24.7 million after-tax or $0.54 per diluted share) related to premiums associated with the repurchase of $328 million of our outstanding public debt.

•

Included in Income tax (benefit)/provision is $1.0 million of income tax expense ($0.02 per diluted share) related to a revision of our previously accrued estimated income tax liability on the unrepatriated earnings of certain foreign subsidiaries as a result of the sale of our Coating Resins business. The revision is primarily due to changes in the tax attributes of certain foreign subsidiaries.

In addition, a number of special items were recorded to discontinued operations in the first quarter of 2013 that resulted in a net pre-tax benefit of $8.7 million ($6.6 million benefit after-tax or $0.14 per diluted share).

In the first quarter of 2012 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $0.5 million ($0.3 million expense after-tax or $0.01 per diluted share). In addition, a number of special items were recorded to discontinued operations that resulted in a net pre-tax expense of $9.7 ($6.4 million expense after-tax or $0.14 per diluted share).

Income Tax (Benefit)/Expense

The income tax benefit related to continuing operations for the first quarter of 2013 was $2.4 million, compared with $13.8 million of expense in the first quarter of 2012. Included in the income tax benefit for the first quarter of 2013 is a tax benefit of $2.7 million or $0.06 per diluted share related to the U.S. reinstatement of 2012 business tax incentives during the first quarter of 2013. Excluding this item and the impact from the special items previously noted, the overall underlying annual tax rate for the first quarter of 2013 was 30.8% versus the underlying annual tax rate in the first quarter of 2012 of 31.3%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Additional time is required to prepare the Statement of Cash Flows reflecting the Coating Resins segment as discontinued operations. The Statement of Cash Flows will be available in our quarterly 10-Q filing which is expected to be filed on or about May 6, 2013. On a continuing basis, our net working capital days at the end of the first quarter were 4 days lower at 80 days compared to the end of the fourth quarter of 2012. Accounts receivable days were slightly up at 51 days compared with 49 days at the end of fourth quarter of 2012. Accounts payable were up 7 days at 53 days versus the end of fourth quarter of 2012 at 46 days. Inventory days were up 1 day at 82 days compared with the end of fourth quarter of 2012 of 81 days, mostly due to timing of certain mining chemicals orders in the In Process Separation segment.”

“Capital spending for continuing operations in the quarter was $54 million with a majority of the spending attributable to our growth platforms. Our expectation for capital spending for the full year 2013 is approximately $300 million, mostly related to previously announced manufacturing capacity expansions in the Aerospace Materials and In Process Separation segments.”

2013 Outlook

Mr. Fleming commented, “We are in a great position to deliver our growth strategy by building on our leadership positions in our portfolio of growth platforms through the introduction of high-performance product and application technologies that create real value for our customers. We continue to be optimistic about both our short and long term growth opportunities yet there remain a number of risks in the global economy mostly impacting our Industrial Materials segment. We have revised our earnings per share forecast for the remainder of 2013 taking into account the current demand environment. Our new estimate for 2013 adjusted diluted earnings per share is in a range of $4.50 to $4.75, down from our prior guidance of $4.70 to $4.95. This forecast represents a substantial increase over 2012 results of $3.02 adjusted diluted earnings per share.”

Cytec’s sales and operating earnings guidance by segment follows and as a reminder, the Company implemented a new segment reporting structure effective for the first quarter (announced in a separate release dated today, April 18, 2013) and the guidance is reflective of the new segment reporting structure.

Mr. Fleming continued, “The Aerospace Materials segment is estimated to grow at a low double-digit rate with estimated annual sales in a range of $980 million to $990 million, driven by increasing program build rates in large commercial transport and as Boeing ramps up to their expected 787 year-end rate. Sales will be further supported by growth in the business jet programs. We are also making great progress integrating the aerospace portion of our Umeco acquisition into our existing aerospace business. Full year operating earnings are projected to be in a range of $170 million to $175 million, up significantly over 2012 operating earnings of $156 million.

“The Industrial Materials segment continues to face a challenging European market environment, which will impact short-term growth in key structural composite sectors including high-performance automotive and motorsports. We do expect some recovery in these markets later this year and continue to be excited about the longer-term composite opportunities. We project steady demand for the process materials products driven by the wind energy and aerospace markets. The estimate for annual sales for the newly segmented Industrial Materials business is in a range of $300 million to $315 million and full year operating earnings are estimated to be between $18 million and $22 million. Not included in the Industrial guidance is the distribution product line which we are in the process of divesting.

“On the previously reported Umeco segment basis, we remain on track to deliver the $0.50 per diluted share accretion target for 2013 that we communicated back in January.

“For the In Process Separation segment, we expect solid sales growth through the remainder of the year driven by geographic expansion and sales to new mine start-ups in emerging countries. We also estimate a more balanced aluminum market in the second half of the year which will contribute to the sales growth. Our estimated annual sales remains in a range of $410 million to $430 million versus $384 million in 2012, and operating earnings are estimated to be in a range of $96 million to $100 million.

“Additive Technologies is estimated to show modest growth, driven by the Polymer Additives product lines where sales of differentiated technologies are providing value in the market. We expect continued headwinds in the Specialty Additives product line related to the weak demand in construction and housing related markets. Overall, we continue to estimate sales in a range of $275 million to $285 million for the full year and operating earnings in a range of $38 million to $40 million.”

Mr. Drillock added, “The guidance for Corporate and Unallocated expenses is approximately $40 million to $42 million for the year, taking into account the previous guidelines we have provided on our stranded cost reductions following the sale of Coating Resins. Interest Expense, net is expected to be about $15 million, well below the prior year expense but above the prior expectation. We took advantage of a favorable debt market and increased the size of our offering by $100 million and repurchased more of our existing Notes than originally anticipated. As a result we achieved a lower overall effective interest rate which results in lower interest expense capitalized during 2013 on our major capital projects. The forecast for the underlying annual tax rate is expected to be in a range of 30.5% to 32.5%.”

Mr. Fleming concluded, “We have made great progress with the transformation of our portfolio of businesses over the past two years. I am very excited about the number of growth opportunities we are working on across our entire portfolio and I remain extremely confident about our future and our ability to deliver greater value for our shareholders.”

Investor Conference Call to be Held on Friday, April 19, 2013 at 11:00am ET

Cytec will host their first quarter earnings release conference call on April 19, 2013 at 11:00am ET.

The conference call will also be simultaneously webcast for all investors from Cytec’s website.

Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec and earnings from discontinued operations, excluding special items and diluted earnings per share (continuing operations attributable to Cytec and earnings from discontinued operations) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net sales	$477.4	$378.1

Manufacturing cost of sales	337.0	252.9

Selling and technical services	39.5	33.1

Research and process development	13.4	12.9

Administrative and general	31.2	26.6

Amortization of acquisition intangibles	3.7	0.8
Earnings from operations	52.6	51.8

Other expense/(income), net	0.7	(0.9)

Loss on early extinguishment of debt	39.4	0.0

Equity in loss of associated companies	0.1	0.0

Interest expense, net	6.8	8.7
Earnings from continuing operations before income taxes	5.6	44.0

Income tax (benefit)/provision	(2.4)	13.8
Earnings from continuing operations	8.0	30.2

Earnings from discontinued operations before loss on sale, net of tax	30.2	23.4

Loss on sale of discontinued operations, net of tax	(4.3)	-
Earnings from discontinued operations, net of tax (1)	25.9	23.4
Net earnings	33.9	53.6

Less: Net earnings attributable to noncontrolling interests	(0.4)	(0.5)
Net earnings attributable to Cytec Industries Inc.	$33.5	$53.1

Comprehensive income	$13.3	$88.5

Less: Comprehensive income attributable to noncontrolling interest	(0.2)	(0.2)
Comprehensive income attributable to Cytec Industries Inc.	$13.1	$88.3

Earnings per share attributable to Cytec Industries Inc.

Basic earnings per common share

Continuing operations	$0.18	$0.66

Discontinued operations (net of noncontrolling interest)	0.57	0.50

	$0.75	$1.16

Diluted earnings per common share

Continuing operations	$0.17	$0.65

Discontinued operations (net of noncontrolling interest)	0.56	0.49

	$0.73	$1.14

Dividends per common share	$0.125	$0.125

Shares used in calculating earnings per common share (in 000s)

Basic	45,018	45,961

Diluted	45,853	46,630

(1) In the second quarter of 2012, we committed to a plan to sell the assets and liabilities of our Coating Resins segment. Since the second quarter of 2012, the results of operations of the Coating Resins segment have been reported as discontinued operations. All previously reported financial information has been revised to conform to the current presentation.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of Dollars)

(unaudited)

	Three months ended March 31,
	2013	2012
Net Sales:
Aerospace Materials
Sales to external customers	$236.0	$ 207.3
Intersegment sales	0.1	0.0
Industrial Materials	84.0	11.5
In Process Separation	88.8	91.6
Additive Technologies
Sales to external customers	68.6	67.7
Intersegment sales	0.2	0.2
Net sales from segments	477.7	378.3
Elimination of intersegment revenue	(0.3)	(0.2)
Total consolidated net sales	$477.4	$ 378.1

	Three months ended March 31,
		% of		% of
	2013	Sales	2012	Sales
Earnings from operations:
Aerospace Materials	$41.5	17.6%	$43.3	20.9%
Industrial Materials	2.6	3.1%	1.7	14.8%
In Process Separation	16.7	18.8%	22.9	25.0%
Additive Technologies	8.0	11.7%	6.4	9.5%
Earnings from segments	68.8	14.4%	74.3	19.6%
Corporate and Unallocated, net (1)	(16.2)		(22.5)
Total earnings from operations	$52.6	11.0%	$51.8	13.7%

(1) Corporate and Unallocated includes the following:	Three months ended March 31,
	2013	2012
Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	$-	$0.7
Costs related to stranded cost reduction and an intended divestiture of the distribution product line	0.6	-
Net restructuring (benefit) adjustments	-	(0.2)
Continuing costs previously allocated to Coating Resins	12.2	17.2

Total	$12.8	$17.7

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

(unaudited)

	Three Months Ended March 31, 2013
	% Variance Due To

Segment	Volume	Acquisition	Price	FX

Aerospace Materials	4%	7%	3%	0%

Industrial Materials	-31%	662%	2%	0%

In Process Separation	-4%	0%	1%	0%

Additive Technologies	2%	0%	0%	0%

Total Cytec Continuing Operations	1%	23%	2%	0%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$120.5	$179.3
Trade accounts receivable, less allowance for doubtful accounts of $4.9 and $4.7 as of March 31, 2013 and December 31, 2012, respectively	284.3	263.6
Other accounts receivable	40.3	39.1
Inventories	281.5	267.2
Deferred income taxes	37.4	37.8
Other current assets	21.3	18.9
Assets held for sale	478.9	410.8

Total current assets	1,264.2	1,216.7

Investment in associated companies	1.4	1.7

Plants, equipment and facilities, at cost	1,354.5	1,310.4
Less: accumulated depreciation	(482.4)	(475.1)

Net plant investment	872.1	835.3

Acquisition intangibles, net of accumulated amortization of $47.4 and $43.9 as of March 31, 2013 and December 31, 2012, respectively	174.1	183.7
Goodwill	517.3	525.3
Deferred income taxes	9.8	8.9
Other assets	80.6	88.7
Assets held for sale	1,041.7	1,061.8

Total assets	$3,961.2	$3,922.1

Liabilities
Current liabilities
Accounts payable	$216.9	$176.4
Short-term borrowings	7.9	3.0
Current maturities of long-term debt	0.6	136.1
Accrued expenses	145.6	174.0
Income taxes payable	27.2	51.4
Deferred income taxes	0.6	0.6
Liabilities held for sale	245.8	265.9

Total current liabilities	644.6	807.4

Long-term debt	851.8	567.4
Pension and other postretirement benefit liabilities	272.1	275.5
Other noncurrent liabilities	197.3	198.3
Deferred income taxes	66.2	70.9
Liabilities held for sale	195.3	198.3

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,634,235 at 3/31/13 and 49,618,861 shares at 12/31/12	0.5	0.5
Additional paid-in capital	463.5	465.6
Retained earnings	1,669.2	1,641.3
Accumulated other comprehensive income/(loss)	(85.6)	(65.1)
Treasury stock, at cost, 5,616,795 shares in 2013 and 4,672,700 shares in 2012	(317.4)	(243.3)

Total Cytec Industries Inc. stockholders’ equity	1,730.2	1,799.0

Noncontrolling interest	3.7	5.3

Total equity	1,733.9	1,804.3

Total liabilities and stockholders’ equity	$3,961.2	$3,922.1

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended March 31, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$ 8.0	$ 0.17
- Net charges related to stranded cost reduction initiative and costs related to a divestiture of a product line	0.5	0.01
- Premiums paid on early tender for public debts	24.7	0.54
- Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coating Resins business	1.0	0.02
Non-GAAP net earnings from continuing operations*	$ 34.2	$ 0.75
* May not add due to rounding

Three Months Ended March 31, 2012

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$ 30.2	$ 0.65
- Net restructuring charges/(benefit)	(0.1)	-
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
Non-GAAP net earnings from continuing operations*	$ 30.5	$ 0.65
* May not add due to rounding

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